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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

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                                    FORM 8-K

                                 CURRENT REPORT
                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

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                                  JUNE 14, 1996
                                (Date of report)


                        PITTENCRIEFF COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)



               DELAWARE               0-21840              75-2609476
           (State or other          Commission          (I.R.S. employer
            jurisdiction of         file number)          identification
           incorporation or                                    no.)
             organization)



                                 1 VILLAGE DRIVE
                                    SUITE 500
                              ABILENE, TEXAS  79606
                    (Address of principal executive offices)


                                 (915) 690-5800
                         (Registrant's telephone number,
                              including area code)


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     ITEM 5.  OTHER EVENTS

     In April 1996, the Federal Communications Commission ("FCC") completed its auction of 900 MHz Specialized Mobile Radio ("SMR") channels, and the Company was awarded a total of 18 licenses, consisting of ten 25 KHz channels each, in the El Paso, Phoenix, Oklahoma City, and Tulsa Metropolitan Trading Areas for an aggregate purchase price of approximately $1.6 million. The Company anticipates that the purchase price will be paid and the licenses will be granted sometime in June 1996.

     In May 1996, the Company entered into a binding letter of intent to sell the Company's 900 MHz SMR systems in San Diego, California, for cash consideration. The sale is subject to execution of a definitive purchase agreement, FCC approval, and customary closing conditions. The Company acquired the FCC licenses and assets comprising these systems in its January 1996 acquisition of the SMR assets and operations of Advanced MobileComm, Inc., and a number of related and unrelated companies. The Company determined to sell the San Diego systems after assessing the results of the FCC's 900 MHz auction.

     In May 1996, the Company completed the acquisition of 26 800 MHz SMR channels in Phoenix for additional cash consideration of $1.5 million. The acquisition, as originally structured, had an initial closing in 1994 pending FCC approval, but the Company was relieved of its obligation to complete the transaction because of the lack of timely FCC action. The FCC subsequently approved the transfer of certain licenses, and the acquisition was restructured on that basis.


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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   PITTENCRIEFF COMMUNICATIONS, INC.



Dated:  June 14, 1996                By:     /s/ C.G. WHITTEN
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                                        C.G. Whitten,
                                        Senior Vice President,
                                        General Counsel, and Secretary


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